EXHIBIT 99.1

MAGNUM HUNTER RESOURCES
ANNOUNCES INCREASE IN REVOLVING
CREDIT FACILITY BORROWING BASE

ADDITION OF THREE NEW BANKS TO SYNDICATE

FOR IMMEDIATE RELEASE - Houston, TX— (Market Wire) — May 13, 2010 – Magnum Hunter Resources Corporation (NYSE Amex: “MHR” and “MHR-PC”) (“Magnum Hunter”, or the “Company") announced today that the Company’s borrowing base under its $150 million senior secured revolving credit facility (“the Bank Facility”) has been increased from a total of $70 million (consisting of $60 million “Tranche A” Facility and $10 million “Tranche B” Facility) to $75 million. The Tranche B facility has now been eliminated. The increase in the Borrowing Base reflects the increase in the Company’s proved reserves at December 31, 2009 and the acquisition of Triad which closed in February 2010, as compared to the Company’s proved reserves as of December 31, 2008.

The estimated cost of future borrowings at the Company should decrease as a result of the elimination of the Tranche B Facility which was previously used to finance a portion of the Triad acquisition. The applicable interest rate margin of the Bank Facility will range from LIBOR plus 2.50% to LIBOR plus 3.50%, depending on the amount drawn on the Bank Facility. The revolving credit facility agreement, including the specific terms and covenants governing the Company’s bank facility, has been filed with the Securities and Exchange Commission. The Bank Facility is governed by a semi-annual borrowing base redetermination derived from the Company’s proved crude oil and natural gas reserves.

As of May 12, 2010, the Company had $61 million outstanding on the Bank Facility and approximately $4 million in cash, giving the Company over $18 million in current liquidity.

BMO Capital Markets (“BMO”) and Capital One, N.A. (“Capital One”) acted as co-arrangers and joint book runners. Other new participating banks include UBS Loan Finance LLC (“UBS”), Amegy Bank National Association (“Amegy”) and KeyBank National Association (“KeyBank”).

Management Comments

Mr. Ronald D. Ormand, Executive Vice President and Chief Financial Officer of Magnum Hunter, commented, “The announced increase to our bank facility borrowing base validates the incremental asset value that Magnum Hunter has created for its shareholders over the last 12 months. The Company has substantially increased its current liquidity position as a result of a combination of the following events: (i) the Borrowing Base increase from $70 million to $75 million; (ii) increased cash flows from operating activities; (iii) approximately $15 million in cash proceeds anticipated from the pending conversion of certain stock purchase warrants; (iv) and recently completed issuances of the

Company’s Series “C” non-convertible perpetual preferred stock and common equity issued under the Company’s “At-The-Market” facility under our existing Shelf Registration Statement. This has allowed the Company to have sufficient capital to completely fund our fiscal year 2010 capital expenditure budget. We appreciate the continued support at both BMO and Capital One, and we welcome the addition of three new banks, UBS Loan Finance LLC, Amegy Bank National Association and KeyBank National Association, to Magnum Hunter’s commercial banking syndicate group.”

About Magnum Hunter Resources Corporation

Magnum Hunter Resources Corporation and subsidiaries are a Houston, Texas based independent exploration and production company engaged in the acquisition of exploratory leases and producing properties, secondary enhanced oil recovery projects, exploratory drilling, and production of oil and natural gas in the United States. The Company is presently active in three prominent unconventional shale plays in the United States.

For more information, please view our website at http://www.magnumhunterresources.com/

Forward-Looking Statements

The statements contained in this press release that are not historical are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements, without limitation, regarding the Company’s expectations, beliefs, intentions or strategies regarding the future. Such forward-looking statements may relate to, among other things: (1) the Company’s proposed exploration and drilling operations on its and Triad’s various properties, (2) the expected production and revenue from its and Triad’s various properties, (3) the Company’s proposed redirection as an operator of certain properties and (4) estimates regarding the reserve potential of its and Triad’s various properties. These statements are qualified by important factors that could cause the Company’s actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to: (1) the Company’s ability to finance the continued exploration, drilling and operation of its and Triad’s various properties, (2) positive confirmation of the reserves, production and operating expenses associated with its and Triad’s various properties; and (3) the general risks associated with oil and gas exploration, development and operation, including those risks and factors described from time to time in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission on March 31, 2010. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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Contact:	M. Bradley Davis
Senior Vice President of Capital Markets
bdavis@magnumhunterresources.com
(832) 203-4545

Ron Ormand
Executive Vice President and Chief Financial Officer
rormand@magnumhunterresources.com
(832) 203-4550